Filed pursuant to Rule 433 Registration No. 333-125325 January 4, 2006

Page One – The cover of the brochure

The DB COMMODITY INDEX TRACKING FUND

Symbol: DBC

The DB Commodity Index Tracking Fund (DBC) is the first commodity-index-linked fund to be listed on a US stock exchange. Key features of DBC are:

•	DBC is an innovative product that offers investors unprecedented transparency and access to a commodity index.

•	DBC’s returns are expected to track the performance of the Deutsche Bank Liquid Commodity Index™ – Excess Return (DBLCI). The DBLCI is a rules-based index, based on six liquid futures contracts on Light, Sweet Crude Oil, Heating Oil, Gold, Aluminum, Corn, and Wheat.

•	DBC also will generate interest income from its holdings of cash and short-term fixed income securities.

•	DBC will be offered at $25 per share during the initial offering period.

•	DBC’s shares will be listed on the American Stock Exchange (Amex). A specialist on the Amex will make a market in DBC’s shares on the Amex. Eligible broker-dealers may contract to be authorized participants of DBC able to create and redeem baskets of shares on an ongoing basis.

•	The intra-day level of the DBLCI and the intra-day indicative value of DBC will be published once every 15 seconds throughout each trading day on the consolidated tape, Reuters and/or Bloomberg and on the DBC website at http://www.dbcfund.db.com. A Prospectus is available by calling the DBC toll-free number in the U.S. at (877) 369-4617.

•	DBC is a commodity pool managed by DB Commodity Services LLC, a commodity pool operator registered with the Commodity Futures Trading Commission and a member of the National Futures Association.

CERTAIN MARKETING SERVICES PROVIDED FOR THE FUND BY THE DISTRIBUTOR, ALPS DISTRIBUTORS, INC., WILL BE PERFORMED USING REGISTERED REPRESENTATIVES OF THE DISTRIBUTOR WHO ARE AFFILIATES OR EMPLOYEES OF POWERSHARES CAPITAL MANAGEMENT LLC.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (REGISTRATION NO. 333-125325, INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ADDITIONALLY, THE PROSPECTUS IS AVAILABLE ON BOTH WWW.DBCFUND.DB.COM AND WWW.AMEX.COM.

THE USE OF THIS BROCHURE IS AUTHORIZED ONLY WHEN PRECEDED OR ACCOMPANIED BY A CURRENT PROSPECTUS OF DB COMMODITY INDEX TRACKING FUND (DBC). THE OFFERING OF THE SHARES IN DBC CAN ONLY BE MADE BY THE PROSPECTUS WHICH CONTAINS IMPORTANT INFORMATION REGARDING CERTAIN RISKS ASSOCIATED WITH DBC AND

SHOULD BE READ CAREFULLY AND RETAINED BY ANYONE CONSIDERING AN INVESTMENT IN DBC. THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC NOR HAS THE SEC, THE COMMODITY FUTURES TRADING COMMISSION, OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS BROCHURE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. AN INVESTMENT IN DBC IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK.

Page 2 and Page 3 – the middle section of the bi-fold

Investment Objective and Strategy

DBC’s objective is to track the DBLCI by establishing long positions in six futures contracts on the following commodities:

•	Light, Sweet Crude Oil, traded on the New York Mercantile Exchange (NYMEX);

•	Heating Oil, also traded on the NYMEX;

•	Gold, traded on the COMEX (a division of the NYMEX);

•	Aluminum, traded on the London Metal Exchange (LME)*;

•	Corn, traded on the Chicago Board of Trade (CBOT); and

•	Wheat, also traded on the CBOT.

These six commodities were selected for the DBLCI because they are among the most liquid and deep commodity markets in the world. A basket consisting of these six commodities provides investors with broad, systematic exposure to commodities performance worldwide.

The amount invested in each of the six commodity classes (the weighting) is pre-determined and reset annually as follows: 35% light, sweet crude oil, 20% heating oil, 12.5% aluminum, 11.25% corn, 11.25% wheat and 10% gold.

DBC’s light, sweet crude oil and heating oil contracts will be rolled monthly, while the gold, aluminum, corn and wheat contracts will be rolled annually. Contracts are “rolled” by closing out contracts that are nearing expiration and entering into new contracts with an expiration either one month or one year in the future, as the case may be.

DBC also will generate interest income from its holdings of cash and short-term fixed income securities. Interest income will be used to offset DBC’s expenses.

Who might benefit from investing in DBC?

DBC is designed for investors seeking portfolio diversification and exposure to global commodity returns. DBC is a cost-effective and convenient way to add commodity exposure to investor portfolios, because it is a tradable, liquid and easy-to-understand security that derives its value from direct exposure to commodity futures prices.

*	Reuters is the provider of The London Metal Exchange Limited’s, or the LME’s, metals data with respect to the historical closing prices of aluminum. All references herein to the LME and to such historical closing prices are used with the permission of the LME and the LME has no involvement with and accepts no responsibility for either DBLCI or DBC, DBC’s suitability as an investment or either DBLCI’s or DBC’s future performance.

How can I invest in DBC?

Shares in DBC will trade on the Amex. They are available for purchase and sale through the same financial services firms investors employ to purchase and sell other exchange-listed securities. And, like other exchange-listed securities, DBC shares are available to margin accounts.

Investors will be charged a 3% selling commission on the shares sold during the initial offering period. Brokers may charge their customary commissions on purchases and sales following the initial offering period. Investors are encouraged to review the terms of their brokerage accounts for details on applicable charges.

Why should I invest in commodities?

Commodities are a way to diversify an investment portfolio. As an asset class, commodity returns have one of the lowest correlations to US equities and bonds of any major asset class. This means that if bonds or equities are performing poorly, commodities may nonetheless do well, and vice versa.

The DBLCI generated a YTD return of 16.0% as of October 19, 2005 and a return of 26.1% in 2004. This compares to a 2004 return by the S&P500 of 9.0% and a 3.7% return by the JP Morgan US Treasury Bond Index Return. Past performance should not be taken as an indication of future performance. The futures contracts comprising the DBLCI are more speculative and risky than the stocks in the S&P Index or the bonds in the JP Morgan US Treasury Bond Index. Unlike the futures contracts in the DBLCI and the stocks in the S&P 500 Index, treasury bonds comprising the JP Morgan US Treasury Bond Index are guaranteed as to the timely payment of both principal and interest by the United States.

The S&P 500 Index is a market-capitalization-weighted index of 500 publicly-traded stocks. The JP Morgan US Treasury Bond Index is a total return index based on the gross price (net price plus accrued interest) of US Treasury bonds in the index.

In addition to global supply and demand considerations, commodity futures prices are influenced by, among other things, geopolitical events, extreme weather, and global health concerns (e.g., SARS).

Why should I invest in the DBLCI via DBC?

DBC provides a cost-effective and concurrent opportunity to diversify an investment portfolio into commodities.

The DBLCI was launched in February 2003, and, from March 2003 (the first full month of performance information) to October 2005, it has returned 21.7% on an annualized basis. Past performance should not be taken as an indication of future performance.

Advantages of investing in DBC include:

•	Ease and Flexibility of Investment: DBC will trade on the Amex and may be bought and sold like other exchange-listed security.

•	Margin: DBC will be eligible for margin accounts.

What is the difference between DBLCI and other commodity indices?

•	The DBLCI provides investors systematic exposure to the global commodities market by using only two very liquid commodities in each of the three most significant sectors in the global commodities markets.

Page Four – The back page of the brochure

Summary of Risks

YOU SHOULD CONSIDER ALL RISK FACTORS SET FORTH IN THE ACCOMPANYING PROSPECTUS BEFORE INVESTING IN DBC. PLEASE REFER TO “THE RISKS YOU FACE” AND “CONFLICTS OF INTEREST” IN THE ENCLOSED PROSPECTUS FOR A MORE DETAILED DESCRIPTION OF THE FOLLOWING RISKS AND OTHER SIGNIFICANT RISK FACTORS APPLICABLE TO AN INVESTMENT IN DBC.

•	The value of DBC’s shares relates directly to the value of the commodity futures and other assets held by DBC. Fluctuations in the prices of these assets could adversely affect an investment in DBC shares.

•	DBC may not always be able exactly to replicate the performance of the Index.

•	DBC is not actively managed and will track the Index during periods in which the Index is flat or declining as well as when the Index is rising.

•	The lack of an active trading market for DBC shares may result in losses on your investment at the time of disposition of your DBC shares.

•	DBC shares are a new securities product and their value could decrease if unanticipated operational or trading problems arise.

•	You should not rely on past performance in deciding whether to buy DBC shares.

•	Shares in DBC are speculative securities and their purchase involves a high degree of risk. All risk factors set forth in the Prospectus for DBC should be considered prior to making an investment in DBC.

•	Fewer representative commodities may result in greater Index volatility.

•	Price volatility may possibly cause the total loss of your investment.

•	Fees and commissions are charged regardless of profitability.

•	Possible illiquid markets may exacerbate losses.

•	Trading on commodity exchanges outside the United States is not subject to U.S. regulation.

•	Various actual and potential conflicts of interest may be detrimental to shareholders.

•	Shareholders will be subject to taxation on their share of DBC’s taxable income in each year, whether or not they receive cash distributions.

•	Shareholders will not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act of 1940.

Additional risk factors are described in the Prospectus. Prospective investors should read the entire Prospectus before deciding to invest in DBC.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS BROCHURE. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS BROCHURE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Past performance should not be taken as an indication of future performance.

DB COMMODITY SERVICES LLC (THE MANAGING OWNER OF DBC) HAS HAD NO EXPERIENCE IN TRADING ACTUAL ACCOUNTS FOR ITSELF OR FOR CUSTOMERS.

UNLESS OTHERWISE SPECIFIED, NO TRANSACTION RELATING TO THE INDEX IS SPONSORED, ENDORSED, SOLD OR PROMOTED BY DEUTSCHE BANK AG LONDON (THE INDEX SPONSOR) AND THE INDEX SPONSOR MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AS TO (A) THE ADVISABILITY OF PURCHASING OR ASSUMING ANY RISK IN CONNECTION WITH ANY SUCH TRANSACTION (B) THE LEVELS AT WHICH THE INDEX STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DATE (C) THE RESULTS TO BE OBTAINED BY THE ISSUER OF ANY SECURITY OR ANY COUNTERPARTY OR ANY SUCH ISSUER’S SECURITY HOLDERS OR CUSTOMERS OR ANY SUCH COUNTERPARTY’S CUSTOMERS OR COUNTERPARTIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH ANY LICENSED RIGHTS OR FOR ANY OTHER USE OR (D) ANY OTHER MATTER. THE INDEX SPONSOR MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE INDEX SPONSOR HAVE ANY LIABILITY (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

SHARES IN DBC ARE NEITHER INTERESTS IN NOR OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.